Exhibit 4.11

Execution Copy

EXECUTIVE STOCK AGREEMENT

THIS EXECUTIVE STOCK AGREEMENT (this "Agreement") is made as of June 18, 2002, by and among MWI Veterinary Supply Co. (the "Company"),  MWI Holdings, Inc. (the "Holding Company"), and John Ryan ("Executive"). Certain definitions are set forth in Section 9 of this Agreement.

The Company, the Holding Company and Executive desire to enter into an agreement setting forth (i) the terms pursuant to which the Holding Company shall sell to Executive certain shares of the Holding Company's (a) Common Stock, par value $0.01 per share (the "Common"), and (b) Series A Preferred Stock, par value $1.00 per share (the "Preferred," and the Common and Preferred to be purchased hereunder, the "Securities"), (ii) the terms  pursuant to which the Holding Company is granting to Executive options to acquire certain shares of Common, (iii) the obligation of Executive to refrain from competing with the Company and its Affiliates under certain circumstances as provided herein, and (iv) certain other rights and obligations of the parties.

The parties hereto agree as follows:

1. Purchase and Sale of Securities.

(a) Sale. Upon execution of this Agreement and contemporaneously with the consummation of the sale of the Company on the date hereof, Executive will  purchase, and the Holding Company will sell, (i) 5,783 shares of Common at a purchase price of $1.00 per share, and (ii) 29.217 shares of Preferred at a purchase price of $1,000.00 per share, for an aggregate consideration of $35,000.00 (the "Purchase Price"). Upon execution of this Agreement and contemporaneously with the consummation of the sale of the Company on the date hereof, Executive will deliver to the Holding Company a  Promissory Note in principal amount of the Purchase Price in the form provided to Executive by the Company, and the Holding Company will deliver to Executive the certificates and instruments evidencing the Securities. Executive shall also execute and deliver to the Company a related Pledge Agreement in the form provided to Executive by the Company.

(b) 83(b). Executive has delivered to the Holding Company a completed and signed election under Section 83(b) of the Internal Revenue Code and the regulations thereunder, a copy of which has been attached as Exhibit A hereto. Executive further agrees to complete and sign subsequent elections under such Section 83(b) upon exercise of Options hereunder.

(c) Vesting of Common. 1,156.6 of the shares of Common purchased pursuant to clause (a) above shall vest and become "Vested Purchase Shares" on each of the first five annual anniversaries of the date hereof (each, a "Vesting Date"), provided Executive is employed with the Company on such Vesting Date (provided that in connection to Executive's voluntary termination of Executive's employment, if Executive in good faith gives the Company written notice that Executive is retiring, for purposes of this clause (c)  (and only for such purposes) Executive shall be deemed to be employed by the Company on each Vesting Date subsequent to Executive's retirement until such time, if any, as Executive accepts full-time employment with any Person other than the Company); provided that all shares of Common purchased pursuant to clause (a) above which have not previously vested pursuant to this clause (c) shall vest and becomes Vested Purchase Shares upon the consummation of a Sale of the Company, a Qualifying Recapitalization or an Initial Public Offering. Shares of Common purchased pursuant to Section l(a)  which have not vested and become Vested Purchase Shares shall be referred to as "Unvested Purchase Shares."

(d) Representations. In connection with the purchase and sale of the Securities hereunder, Executive represents and warrants to the Holding Company that:

(i) Executive has full capacity, power and authority to execute and deliver this Agreement, to perform Executive's obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii) The Securities to be acquired by Executive pursuant to this Agreement will be acquired for Executive's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and such Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(iii) Executive is able to bear the economic risk of the investment in the Securities for an indefinite period of time because the Securities are subject to the transfer restrictions contained herein and have not been registered under the Securities Act.

(iv) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Securities and has had full access to such other information concerning the Holding Company as Executive has requested. Executive has reviewed, or has had an opportunity to review copies of the following documents, (A) the Stockholders Agreement, and (B) the certificate of incorporation and by-laws of the Holding Company.

(v) This Agreement has been duly executed and delivered by Executive and constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which Executive is a party or any judgment, order, or decree to which Executive is subject. No consent, approval, order of authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority is required to be obtained or made by Executive in connection with Executive's execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(e) Acknowledgment. Executive acknowledges and agrees that, except for information necessary for Executive to determine whether the Company has achieved the performance targets set forth herein, none of the Holding Company, the Company or any of their Subsidiaries shall have any duty or obligation to disclose to Executive, and Executive shall have no right to be advised of, any material information regarding the Holding Company, the Company or any of their Subsidiaries at any time prior to, upon, or in connection with the repurchase of the Securities. The Holding Company, the Company and their Subsidiaries shall provide Executive with such information regarding such entities as Executive may reasonably request in order for Executive to determine whether or not to exercise the Put Option. Notwithstanding anything herein to the contrary, references herein to the employment of Executive by the Company shall be deemed to refer to employment of Executive by the Company or any of its Subsidiaries.

2. Options.

(a) Options Grant. Pursuant to the Holding Company's 2002 Stock Option Plan (the "Plan"), the Holding Company hereby grants to Executive five (5) separate nonqualified stock options (each an "Option" and individually referred to as the "First Option," the "Second Option," the "Third Option," the "Fourth Option," and the "Fifth Option"), to purchase 2,197.80 (the "Base Amount") shares of Common (the "Option Shares") (which number may be adjusted as provided in the Plan), at a price per share of $1.00 (the "Exercise Price"). The stock options so granted shall not be intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code.

(b) Executive Bound by Plan. Attached hereto as Exhibit A is a copy of the Plan which is incorporated herein by reference and made a part hereof. Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Plan should be carefully examined before any decision is made to exercise an Option.

(c) Exercisability. Subject to the other prov1s1ons hereof, an Option shall be exercisable, in whole or in part, to the extent it has become Fully Vested (as set forth below), by written notice to the Holding Company at any time, and from time to time, during the period of time after the date hereof and prior to the tenth anniversary of the date hereof or such earlier date upon which such Option expires as specified herein or in the Plan. An Option may not be exercised for a fraction of a share of Common. Options are subject to cancellation as provided in the Plan.

(d) Vesting of Option. Each Option shall vest and become exercisable with respect to the Option Shares subject to such Option as follows:

(i) Each Option shall have a date (such Option's "Future Date") upon which, subject to the satisfaction of certain conditions set forth below, such Option shall become, in whole or in part, "Level l Vested." The Future Date for the First Option is September 30, 2002. The Future Date for the Second Option is September 30, 2003. The Future Date for the Third Option is September 30, 2004. The Future Date for the Fourth Option is September 30, 2005. The Future Date for the Fifth Option is September 30, 2006. Each Option shall become fully Level 1 Vested, if (x) the EBITDA for the fiscal year ending on such Option's Future Date (each fiscal year ending on a Future Date, a "Target Year") equals at least the dollar amount set forth opposite such Future Date in the table below (each, a "Target EBITDA"), (y) the Return on Net Assets for the Target Year ending on such Future Date equals at least the percentage set forth opposite such Future Date in the table below (each, a "Target Return on Net Assets"), and (z)  Executive is employed with the Company on such Future Date (any Target Year which has been completed and with respect to which all of the foregoing 3 conditions have been satisfied, a  "Target Achieved Year" and any Target Year which has been completed with respect to which any of the foregoing 3 conditions have not been satisfied, a "Target Failed Year"):

		Target Return on Net
Future Dates	Target EBITDA	Assets
September 30, 2002	$ 9,100,000	20.0%
September 30, 2003	$11,700,000	20.0%
September 30, 2004	$14,800,000	20.0%
September 30, 2005	$18,600,000	20.0%
September 30, 2006	$20,600,000	20.0%

; provided that for the purposes of the definition . of Target Enterprise Value below, "Target EBITDA" for the Company's fiscal years ending after September 30, 2006 means, $24,720,000 for the Company's fiscal year ending on September 30, 2007, $29,664,000 for the Company's fiscal year ending on September 30, 2008, $35,596,800 for the Company's fiscal year ending on September 30, 2009, $42,716,160 for the Company's fiscal year ending on September 30, 2010, and $51,259,392 for the Company's fiscal year ending on September 30,2011.

In the event that (x) the Company consummates any acquisition of the capital stock or assets of another Person in any given year, or (y) the Company commits to a one-time unusual capital expenditure, (A) each Target EBITDA shall be adjusted by the Company in good faith to account for the pro-forma EBITDA impact of such acquisition or capital expenditure, as the case may be, and (B) each Target Return on Net Assets shall be adjusted by the Company in good faith to account for the pro-forma impact of such acquisition including with respect to the goodwill acquired. If the Holding Company shall consummate a stock split, reverse stock split, stock dividend or similar transaction, the Base Amount and the Exercise Price shall be proportionally adjusted.

(ii) For the purposes of this Section 2(d), (x) the "Failed Amount" at any given time shall equal the product of the Base Amount, multiplied by the number of Target Failed Years which have occurred as of such time, and (y) the "Previously Level 1 Vested Amount" at any given time shall equal the Extra Level 1 Vested Amount (as defined below) plus, for the purposes of clause (iv) below and not for the purposes of clause (v) below, the Exit Level 1 Vested Amount (as defined below).

(iii) With respect to any Target Achieved Year:

(A) the aggregate EBITDA for the Target Years prior to and including such Target Achieved Year shall be referred to as such Target Achieved Year's "Cumulative Actual EBITDA";

(B) the aggregate Target EBITDA for the Target Years prior to and including such Target Achieved Year shall be referred to as such Target Achieved Year's "Cumulative Target EBITDA";

(C) the quotient (expressed as a percentage) determined by dividing such Target Achieved Year's Cumulative Actual EBITDA by such Target Achieved Year's  Cumulative  Target EBITDA shall be referred to as such Target Achieved Year's

"Cumulative Percentage;" and

(D) The product (expressed as a percentage) of (x) such Target Achieved Year's Cumulative Percentage minus 90.0%, multiplied by (y) 10, shall be referred to as such Target Achieved Year's "Vesting Percentage;" provided that the Vesting Percentage for any such Target Achieved Year shall not exceed 100%.

(iv) If any Target Achieved Year occurs following a Target Failed Year and such Target Achieved Year's Cumulative Percentage is greater than 90.0%, then each Option corresponding to a Target Failed Year (i.e. having a Future Date which is the last day of a Target Failed Year) which occurred prior to such Target Achieved Year shall become Level 1 Vested with respect to a number of shares of Common equal to the quotient determined by dividing (A) the difference between (x) such Target Achieved Year's Vesting Percentage of the Failed Amount as of such time, minus (y) the Previously Level 1 Vested Amount as of such time, by (B) the number of Target Failed Years which occurred prior to such Target Achieved Year.

At any given time the number of shares in the aggregate which have vested pursuant to this clause (iv) shall equal the "Extra Level 1 Vested Amount."

(v) Upon the first consummation of a Sale of the Company or an Initial Public Offering after September 30, 2002 and prior to or on September 30, 2006, if (i) the EBITDA for the period beginning on the first day of the Company's fiscal year (the "Relevant Fiscal Year") in which the date of such consummation (the "Test Date") occurs, and ending on the Test Date, equals at least 90% of the pro rata amount of the Target EBITDA for the Relevant Fiscal Year as of the Test Date (based upon a 360 day year and the number of days elapsed in the Relevant Fiscal Year through the Test Date), (ii) the Cumulative Exit Percentage as of the Test Date is greater than 90%, and (iii) Executive is employed with the Company on the Test Date, then each Option corresponding to a Target Failed Year which occurred prior to such Test Date shall become Level 1 Vested with respect to a number of shares of Common (the "Exit Level I Vested Amount") equal to the quotient determined by dividing (A) the difference between (x) the Exit Vesting Percentage of the Failed Amount as of the Test Date, minus (y) the Previously Level I  Vested Amount as of the Test Date, by (B) the number of Target Failed Years which occurred prior to such Test Date.

"Cumulative Exit Percentage" means the quotient (expressed as a percentage) determined by dividing (i) the Company's aggregate EBITDA for the period beginning October 1, 2001 and ending on the Test Date, by (ii) the sum of (x) the aggregate Target EBITDA for each Target Year which has been completed as of the Test Date, and (y) a pro rata amount of the Target EBITDA for the Relevant Fiscal Year as of the Test Date (based upon a 360-day year and the number of days elapsed in the Relevant Fiscal Year through the Test Date).

"Exit Vesting Percentage" means the product (expressed as a percentage) of (i) the Cumulative Exit Percentage as of the Test Date minus 90.0%, multiplied by (ii) 10.

(vi) Notwithstanding anything to the contrary set forth herein, upon the consummation of a Sale of the Company, Initial Public Offering or Qualifying Recapitalization, if the Total Enterprise Value based upon such Sale of the Company, Initial Public Offering or Qualifying Recapitalization, as applicable, equals an amount greater than or equal to the Target Enterprise Value as of the date of consummation of such event each Option shall become fully Level I Vested.

"Qualifying Recapitalization" means a recapitalization of the Holding Company which shall not include a Sale of the Company, pursuant to which all of the Holding Company's Preferred Stock is redeemed by the Holding Company for the original cost thereof plus all accrued and unpaid dividends thereon.

"Total Enterprise Value" means (i) in the case of a Sale of the Company, the sum of (x) the equity value of the Holding Company implied by the Sale of the Company (as reasonably determined in good faith by the Board), plus (y) the amount of debt for borrowed money of the Holding Company and its Subsidiaries assumed by the relevant acquirer or repaid in connection to the Sale of the Company, (ii) in the case of an Initial Public Offering, the sum of (m) the product of the number of shares of Common outstanding as of the Test Date immediately after the consummation of the Initial Public Offering, multiplied by the per share price paid for Common pursuant to the Initial Public Offering, plus (n) the amount of debt for borrowed money of the Holding Company and its Subsidiaries as of immediately after the consummation of the Initial Public Offering, and (iii) in the case of a Qualifying Recapitalization, the sum of (a) the equity value of the Holding Company implied by the Qualifying Recapitalization (as reasonably determined in good faith by the Board), plus (y) the amount of debt for borrowed money of the Holding Company and its Subsidiaries as of immediately after the consummation of the Qualifying Recapitalization; provided that in all cases, Total Enterprise Value shall not include any fees and expenses of the relevant transaction.

"Target Enterprise Value" means, with respect to any Relevant Fiscal Year, an amount equal to (i) the Target EBITDA for such Relevant Fiscal Year, multiplied by (ii) 8.0.

(vii) Each Option shall become "Fully Vested" with respect to (x) 20% (25% with respect to the Fourth Option and 33.3% with respect to the Fifth Option) of the Option Shares subject to such Option which have previously become Level I Vested, on each of the first four annual anniversaries of such Option's Future Date (each such date, a "Vesting Date"), and (y) the remaining Option Shares subject to such Option which have previously become Level I Vested but which have not become Fully Vested, on the fifth annual anniversary of such Option's Future Date (each such date, a "Vesting Date"), provided Executive is employed with the Company on such Vesting Date (provided that in connection to Executive's voluntary termination of Executive's employment, if Executive in good faith gives the Company written notice that Executive is retiring, for purposes of this clause (vii) (and only for such purposes) Executive shall be deemed to be employed by the Company on each Vesting Date subsequent to Executive's retirement until such time, if any, as Executive accepts full-time employment with any Person other than the Company); provided that, upon the consummation of a Sale of the Company or an Initial Public Offering, each Option shall become Fully Vested with respect to (i) if the date of such consummation (the "Test Date") is prior to or on September 30, 2006, 50% of the Option Shares subject to such Option which have previously become Level I Vested but which have not previously become Fully Vested, if as of the Test Date, the EBITDA for the period beginning on the first day of the Company's fiscal year in which the Test Date occurs (the "Relevant Fiscal Year"), and ending on the Test Date equals at least the pro rata amount of the Target EBITDA for the Relevant Fiscal Year as of the Test Date (based upon a 360-day year and the number of days elapsed in the Relevant Fiscal Year through the Test Date), (ii) if the Test Date is after September 30, 2006, 50% of the Option Shares subject to such Option which have previously become Level I Vested but which have not previously become Fully Vested, if as of the Test Date, the EBITDA for the period beginning on the first day of the Relevant Fiscal Year and ending on the Test Date, equals at least the pro rata amount of the 20% EBITDA Target for the Relevant Fiscal Year as of the Test Date (based upon a 360-day year and the number of days elapsed in the Relevant Fiscal Year through the Test Date), and (iii) all of the Option Shares subject to such Option which have previously become Level I Vested but which have not previously become Fully Vested, if the Total Enterprise Value based upon such Sale of the Company or Initial Public Offering, as applicable, equals an amount greater than or equal to the Target Enterprise Value as of the Test Date; provided that, upon the consummation of a Qualifying Recapitalization, each Option shall become Fully Vested with respect to all of the Option Shares subject to such Option which have previously become Level I Vested but which have not previously become Fully Vested, if the Total Enterprise Value based upon such Qualifying Recapitalization, equals an amount greater than or equal to the Target Enterprise Value as of the date of consummation of such Qualifying Recapitalization.

"20% EBITDA Target" means, $24,720,000 for the Company's fiscal year ending on September 30, 2007, $29,664,000 for the Company's fiscal year ending on  September 30, 2008, $35,596,800 for the Company's fiscal year ending on September 30, 2009, $42,716,160 for the Company's fiscal year ending on September 30, 2010, and $51,259,392 for the Company's fiscal year ending on September 30, 2011; provided that such amounts shall be subject to adjustment on the same basis as Target EBITDA as set forth in Section 2(a)(iii) of the Executive Stock Agreement

(viii) Notwithstanding anything herein to the contrary, on 7 year anniversary of the date herof, if Executive is employed with the Company on such date, each Option shall become "Fully Vested" with respect to all Option Shares subject to such Option which have not previously become Fully Vested regardless of whether or not such Option had previously become Level 1 Vested with respect to such Option Shares.

(e) Early Expiration Upon Termination of Employment. If Executive's employment with the Company is terminated for any reason other than termination by the Company for Cause or a voluntary termination by Executive which is not within 90 days after a  Good Reason Event, or if Executive shall retire in the ordinary course, (i) the unexercised portion of an Option that has vested prior to or on the date of such termination or retirement (such portion, the "Vested Portion," and such date of termination or retirement, the "Termination Date") may be exercised by Executive within 120 days of the Termination Date and such portion shall be immediately subject to the Repurchase Option pursuant to the terms and conditions set forth in the Executive Stock Agreement, and (ii) the portion of an Option which has not vested prior to or on the Termination  Date and any portion of the Vested Portion which Executive does not elect to exercise within 120 days of the Termination Date shall expire and shall no longer be exercisable (provided  that  portions of an Option  which have not  vested prior to or on the Termination Date shall not expire, if such portions remain eligible for vesting because of Executive's retirement as described in clause (vii) above). If Executive's employment with the Company is terminated by the Company for Cause or in the event of a voluntary termination by Executive which is not within 90 days after a Good Reason Event, the portion of an Option that is unexercised (vested or unvested) shall expire and shall no longer be exercisable (provided that portions of an Option which have not vested prior to or on the Termination Date shall not expire, if such portions remain eligible for vesting because of Executive's retirement as described in clause (vii) above).

(f) Procedure for Exercise. Executive may exercise all or a portion of an Option (to the extent it has become Fully Vested and subject to the other provisions herein and in the Plan) by delivering written notice of exercise to the Holding Company, together with (i)  written acknowledgment that Executive has read and has been afforded an opportunity to ask questions of management of the Holding Company regarding all financial and other information provided to Executive regarding the Holding Company, (ii) payment in full (A) by delivery of a cashier's or certified check in the amount (the "Aggregate Exercise Amount ") equal to the sum of (x) the Exercise Price multiplied by the number of shares of Common with respect to which Executive is exercising such Option, and (y) the amount, if any, of any additional federal and state income taxes required to be withheld by reason of the exercise of the Option, or (B) by delivery of a written notice to the Company that Executive is exercising such Option by authorizing the Company to withhold from issuance a number of shares of Common issuable upon such exercise, which when multiplied by the Fair Market Value of a share of Common as of the date of exercise, is equal to the Aggregate Exercise Amount (and such withheld shares shall no longer be issuable under such Option), and (iii) the written execution of a joinder to the Stockholders Agreement to the extent that Executive is not already party thereto. As a  condition to the exercise of any part of an Option, Executive will permit the Holding Company to, and at the request of Executive the Holding Company shall, deliver to them all financial and other information regarding the Holding Company and its Subsidiaries which it believes necessary to enable Executive to make an informed investment decision.

(g) Securities Laws Restrictions. Executive represents that when Executive exercises the Option Executive will be purchasing Option Shares for Executive's own account and not on behalf of others. Executive understands and acknowledges that federal and state securities laws govern and restrict Executive's right to offer, sell or otherwise dispose of any Option Shares unless Executive's offer, sale or other disposition thereof is registered under the Securities Act and state securities laws or, in the opinion of the Holding Company' counsel, such offer, sale or other disposition is exempt from registration thereunder. Executive agrees that it will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Holding Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Holding Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. Executive further understands that the certificates for any Option Shares Executive purchases will bear the legend set forth in Section 4 hereof or such other legends as the Holding Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

(h) Non-Transferability of the Option. The Options are personal to Executive and are not transferable by Executive. Only Executive or Permitted Transferees or their respective estates or heirs are entitled to exercise Options.

(i)  Effect of Transfers in Violation of Agreement. The Holding Company will not be required (i) to transfer on its books any Option Shares which have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of suh shares, to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been transferred in violation of this Agreement.

(j) Delivery of Shares. The date on which Executive has delivered to the Holding Company the items required under clause (f) above is referred to herein as Executive's "Exercise Date." Certificates for Option Shares purchased upon exercise of an Option shall be delivered by the Holding Company to Executive within five business days after Executive's Exercise Date.

(k) Date of Issuance. The Option Shares issuable upon the exercise of an Option shall be deemed to have been issued to Executive on Executive's Exercise Date, and Executive shall be deemed for all purposes to have become the record holder of such Option Shares on Executive's Exercise Date.

(1) Fully Paid. The issuance of certificates for Option Shares upon exercise of an Option shall be made without charge to Executive for any issuance tax in respect thereof or other cost incurred by the Holding Company in connection with such exercise. Each Option Share issuable upon exercise of an Option shall, upon payment of the exercise price therefor, be fully paid and nonassessable and free from all hens and charges with respect to the issuance thereof.

(m) Book Transfer. The Holding Company shall not close its books against the transfer of any Option Shares issued or issuable upon the exercise of an Option in any manner which interferes with the timely exercise of an Option.

(n) Filings. The Holding Company shall assist and cooperate with Executive to make any required governmental filings or obtain any governmental approvals prior to or in connection with any exercise of an Option.

(o) Reservation. The Holding Company shall at all times reserve and keep available out of its authorized but unissued shares of Common solely for the purpose of issuance upon the exercise of the Options, such number of shares of Common as are issuable upon the exercise of the Options. The Holding Company shall take all such actions as may be necessary to assure that all such Option Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common may be listed (except for official notice of issuance which shall be immediately delivered by the Holding

Company upon each such issuance).

3. Repurchase Option.

(a) Repurchase Option. In the event that Executive is no longer employed by the Company for any reason, the Executive Securities, whether held by Executive, or one or more Permitted Transferees, will be subject to repurchase by the Holding Company pursuant to the terms and conditions set forth in this Section 3 (the "Repurchase Option");  provided that notwithstanding anything herein to the contrary, the Option Securities relating to each Option shall not be subject to the Repurchase Option after the earlier to occur of (i) the fifth annual anniversary of the applicable Future Date of an Option (or the fourth annual anniversary with respect to the Fourth Option or the third annual anniversary with respect to the Fifth Option), and (ii) the consummation of a Sale of the Company, Initial Public Offering or Qualifying Recapitalization, if the Total Enterprise Value based upon such Sale of the Company, Initial Public Offering or Qualifying Recapitalization, as applicable, equals an amount greater than or equal to the Target Enterprise Value as of the date of consummation of such event.

(b) Termination for Reasons Other than for Cause and Certain Voluntary

Terminations. If Executive's employment with the Company is terminated for any reason other than (x) by the Company for Cause, or (y) a voluntary termination by Executive which is not within 90 days after a Good Reason Event, then from time to time during the period which begins on the 6 month anniversary of the date upon which Executive's employment with the Company is terminated and ends on the one year anniversary of the date upon which Executive's employment with the Company is terminated (the "Exercise Period"), the Holding Company may elect to purchase all or some of the Executive Securities, at a price per share equal to (i) the Fair Market Value thereof with respect to Vested Purchase Shares and Option Shares, (ii) the lower of the Original Cost thereof and the Book Value thereof, with respect to Unvested Purchase Shares, and (iii) with respect to Preferred Securities, the original cost thereof plus all accrued and unpaid dividends thereon. In the case of Vested Purchase Shares, Fair Market Value shall be determined as of the later of (x) six months and one day after the date of vesting or (y) six months and one day after the date of termination of employment. In the case of Option Shares, Fair Market Value shall be determined as of the date of repurchase, which date shall be no earlier than six months and one day after the date of exercise.

(c) Termination for Cause and Certain Voluntary Terminations. If Executive is no longer employed by the Company as a result of (i) Executive's termination for Cause, or (ii) a voluntary termination by Executive which is not within 90 days after a Good Reason Event, then from time to time during the Exercise Period, the Holding Company may elect to purchase all or some of the Executive Securities, at a price per share equal to (i) the lower of the Book Value thereof and the Original Cost thereof with respect to Common Securities and Option Securities, and (ii) with respect to Preferred Securities, the original cost thereof.

(d) Repurchase Procedures. The Holding Company may elect to exercise the right to purchase all or any portion of the Executive Securities by delivering written notice (the "Repurchase Notice"), to the holder or holders of such Executive Securities. The Repurchase Notice will set forth the number and type of shares of Executive Securities to be acquired from such holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. If any shares of Executive Securities are held by Permitted Transferees of Executive, the Holding Company shall purchase the shares elected to be purchased from such holder(s) of shares of Executive Securities pro rata according to the number and type of shares of Executive Securities held by such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

(e) Closing. The closing of the transactions contemplated by this Section 3 will take place on the date designated by the Holding Company in the Repurchase Notice, which date will not be more than 90 days after the delivery of such notice. The Holding Company will pay for the Executive Securities to be purchased pursuant to the Repurchase Option by delivery of (i) a cashier's or certified check payable to the holder of such Executive Securities, (ii) a note or notes payable in six equal semi-annual installments beginning on the six-month anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the "prime rate" as announced by the Company's senior lender at the time, or (iii) both (i) and (ii) in the aggregate amount of the purchase price for such shares. Notwithstanding the foregoing, any note issued by the Holding Company as set forth above shall provide that such note is  immediately due and payable upon the consummation of an Initial Public Offering or a  Sale of the Company. The Holding Company will receive customary representations and warranties from the applicable holder(s) regarding the sale of the Executive Securities, including but not limited to the representation that the applicable holder(s) have good and marketable title to the Executive Securities to be transferred free and clear of all liens, claims and other encumbrances.

(f) 12 Month True Up. Notwithstanding anything herein to the contrary, in the event (i) Executive's employment with the Company is terminated by the Company without Cause or pursuant to a voluntary termination by Executive within 90 days after a Good Reason Event and (ii) the Company consummates a Sale of the Company, a Qualifying Recapitalization or an Initial Public Offering within 12 months of the date on which Executive's employment is terminated, then (x) to the extent the Common held by Executive has previously been repurchased hereunder, Executive shall be entitled to be paid by the Company, within 30 days after the consummation of such Sale of the Company, Qualifying Recapitalization or Initial Public Offering, as the case may be, an amount equal to the difference between (A) the product of (i) the Fair Market Value of a  share of Common (as determined by such Sale of the Company, Qualifying Recapitalization or Initial Public Offering), multiplied by (ii) the sum of the number of shares of Common which were repurchased from Executive hereunder, plus the number of additional shares of Common (the "Additional Option Shares"), if any, which would have been purchasable by Executive under all Options granted to Executive hereunder as a result of the vesting, pursuant to such Sale of the Company,

Qualifying Recapitalization or Initial Public Offering (and specifically not including any effects of "time vesting" following the termination of employment), of such Options had Executive's employment with the Company continued through the consummation of such Sale of the Company, Qualifying Recapitalization or Initial Public Offering, and (B) the sum of the amount paid by the Company to repurchase the shares of Common repurchased from Executive hereunder, plus the aggregate exercise price which would have been payable with respect to the Additional Option Shares, and (y) to the extent the Common held by Executive has not previously been repurchased hereunder, Executive shall be entitled to be issued a number of shares of Common equal to the Additional Options Shares, subject to the payment by Executive of the aggregate exercise price which would have been payable with respect to the Additional Option Shares; provided that the amount payable by the Company pursuant to clause (x) above shall be payable in the manner described in the second sentence of Section 3(e) or pursuant to the issuance to Executive of shares of freely and publicly traded common equity (in the Company or a successor entity) having a Fair Market Value equal to the amount payable thereunder.

(g) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Securities by the Holding Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law.  If any such restrictions prohibit the repurchase of Executive Securities hereunder which the Holding Company is otherwise entitled or required to make, (i) the Holding Company may make such repurchases as soon as it is permitted to do so under such restrictions, or (ii) the Holding Company may allow Bruckmann, Rosser, Sherrill & Co. II, L.P. and Agri Beef Co. to purchase such Executive Securities on a pro rata basis based upon their relative ownership of the Common at such time.

4. Put Option.

(a) Put Option. In the event that Executive is no longer employed by the Company by reason of Executive's death, Disability, or retirement in the ordinary course, Executive, Executive's Permitted Transferees, and their respective estates or heirs as applicable (the "Executive Parties"), shall be entitled to require the Holding Company to repurchase the Executive Securities, whether held by Executive or one or more Permitted Transferees pursuant to the terms and conditions set forth in this Section 4 (the "Put Option"). At any one time during the period that begins 184 days after the Termination Date and ends 270 days after the Termination Date, the Executive Parties may require the Holding Company to purchase all or some of the Executive Securities, at a price equal to (i) the Fair Market Value thereof with respect to Vested Purchase Shares and Option Shares, (ii) the lower of the Original Cost thereof and the Book Value thereof, with respect to Unvested Purchase Shares, and (iii) with respect to Preferred Securities, the original cost thereof plus all accrued and unpaid dividends thereon. In the case of Vested Purchase Shares, Fair Market Value shall be determined as of the later of (x) six months and one day after the date of vesting or (y) six months and one day after the date of termination of employment. In the case of Option Shares, Fair Market Value shall be determined as of the date of repurchase.

(b) Put Procedures. The Executive Parties may elect to exercise the right to have the Holding Company purchase all or any portion of the Executive Securities by delivering written notice (the "Put Notice"), to the Holding Company. The Put Notice will set forth the number and type of shares of Executive Securities to be sold by such holder(s), the aggregate consideration to be paid for such shares and the time (which shall not be less than 30 days nor more than 90 days after the date the Put Notice is delivered) for the closing of the transaction. If any shares of Executive Securities are held by Permitted Transferees of Executive, the Holding Company shall purchase the shares required to be purchased from such holder(s) of shares of Executive Securities pro rata according to the number and type of shares of Executive Securities held by such holder(s) at the time of delivery of such Put Notice (determined as nearly as practicable to the nearest share).

(c) Closing. The closing of the transactions contemplated by this Section 4 will take place at the Company's executive office on the date designated by the Executive Parties in the Put Notice. The Holding Company will pay for the Executive Securities to be purchased pursuant to the Put Option by delivery of (i) a cashier's or certified check payable to the holder(s) of such Executive Securities, (ii) a note or notes payable in six equal semi-annual installments beginning on the six-month anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the "prime rate" as announced by the Company's largest senior lender at the time, or (iii) both (i) and (ii) in the aggregate amount of the purchase price for such shares. Notwithstanding the foregoing, any note issued by the Holding Company as set forth above shall provide that such note is immediately due and payable upon the consummation of an Initial Public Offering or a Sale of the Company. The Holding Company will receive customary representations and warranties from applicable holder(s) regarding the sale of the Executive Securities, including but not limited to the representation that applicable holder(s) have good and marketable title to the Executive Securities to be transferred free and clear of all liens, claims and other encumbrances.

(d) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Securities pursuant to this Section 4  shall be subject to (i) applicable restrictions contained in the Delaware General Corporation Law, and (ii) the prior approval of the Company's senior lenders at the time (if such approval is required at such time pursuant to the Company's senior financing documents), and (iii) the Company having sufficient financial stability and liquidity to consummate such repurchase without materially and adversely affecting the Company, as determined in the good faith reasonable discretion of the Board. If any such restrictions prohibit the repurchase of Executive Securities hereunder which the Holding Company is otherwise required to make, the Holding Company shall make such repurchases as soon as it is permitted to do so under such restrictions.

5. Restrictions on Transfer

(a) The certificates representing the Executive Securities shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN (I) AN EXECUTIVE STOCK AGREEMENT AMONG MWI VETERINARY SUPPLY CO., MWI HOLDINGS, INC. (THE "HOLDING COMPANY") AND [Executive] DATED AS OF JUNE 18, 2002, AND (II) A STOCKHOLDERS AGREEMENT AMONG THE HOLDING COMPANY AND ITS STOCKHOLDERS DATED AS OF JUNE 18, 2002, IN EACH CASE AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF EACH SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE HOLDING COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

(b) No holder of Executive Securities may sell, transfer or dispose of any Executive Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Holding Company an opinion of counsel (reasonably acceptable in form and substance to the Holding Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

(c) Notwithstanding anything herein to the contrary, Executive agrees that Executive and his Permitted Transferees shall not transfer any shares of Common during any "lock-up period" imposed on executives of the Company and certain other affiliates by the underwriters underwriting the Initial Public Offering.

MISCELLANEOUS PROVISIONS

6.Confidential Information. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company (including those obtained while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company or any of its Affiliates ("Confidential Information") are the property of the Company or such Affiliate. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that (i) such information was otherwise available to Executive from a source other than the Company, (ii) the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions, or (iii) disclosure of such information is required by law.Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which Executive may then possess or have under Executive's control.

7.Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Affiliates (''Work Product") belong to the Company or such Affiliate.  Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Company prior to the date of this Agreement Executive has become familiar, and during Executive's employment with the Company after the date of this Agreement Executive will become familiar, with the Company's trade secrets and with other Confidential Information concerning the Company and its Affiliates and that Executive's services have been and shall be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that, during the period commencing on the date hereof and ending on the first anniversary of the termination of the Employment Period (the "Noncompete Period"), Executive shall not directly or indirectly own any interest in, lease, manage, control, engage in, participate in, consult with, advise, render services for, or otherwise assist in any manner (in each applicable case, alone or in association with any Person), any Person in any business that the Company conducts or has specific plans to conduct as of the date the Employment Period is terminated. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Noncompete Period, Executive shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof,  (ii) hire any person who was an employee of the Company or any Affiliate at any time during the Employment Period or (iii)  induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company or any Affiliate (including,  without limitation, making any negative statements or communications about the Company or its Affiliates).

9.Enforcement. If, at the time of enforcement of Sections 6, 7 or 8 of this Agreement, a  court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions  contained in Section 8 are reasonable.

10.Definitions. All references to a fiscal year refer to the Company's fiscal year.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

"Board" means the board of directors of the Company.

"Book Value" for each outstanding share of Common means an amount equal to the quotient obtained by dividing (i) the consolidated book value of the assets of the Company and its Subsidiaries, plus the exercise, exchange or conversion price of all Common Stock Equivalents that are at such time convertible, exchangeable or exercisable, other than Common Stock Equivalents for which the exercise, exchange or conversion price shall be equal to or greater than the Book Value of the shares of Common to which they relate (determined without giving effect to the exercise, exchange or conversion of such Common Stock Equivalents), less the consolidated liabilities of the Company and its Subsidiaries, and less the liquidation preference of any outstanding shares of preferred stock (including the Preferred) of the Company, by (ii) the number of shares of Common Stock

Deemed Outstanding as of such date.

"Cause" means (i) the continued failure by Executive to perform duties as reasonably directed by the Board which such failure continues for ten days after written notice of such failure provided to Executive, (ii) willful misconduct by Executive in the performance of Executive's duties, (iii) gross negligence by Executive in the performance of Executive's duties which materially harms the Company, (iv) Executive's commission of a felony or other offense involving dishonestly toward the Company or its Subsidiaries or moral turpitude, or (v) any breach by Executive of Executive's obligations set forth in Sections 6, 7 or 8.

"Common Securities" means (i) the shares of Common purchased hereunder which are issued and outstanding from time to time, (ii) any other shares of Common otherwise issued to, acquired by or held by Executive (not including Option Shares or other Option Securities), and (iii) shares of the Holding Company issued with respect to the securities specified in clauses (i) or (ii) above by way of a share split, share dividend or other recapitalization; provided that Common Securities shall continue to be Common Securities in the hands of any holder other than Executive (except for the Holding Company and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Common Securities shall succeed to all rights and obligations attributable to Executive as a  holder of Common Securities hereunder.

"Common Stock Deemed Outstanding" means the number of shares of Common outstanding as of a particular date, determined on a fully diluted basis giving effect to all outstanding securities convertible into or exchangeable or exercisable for Common (collectively, "Common Stock Equivalents"), that are at such time convertible, exchangeable or exercisable, other than Common Stock Equivalents for which the exercise price or conversion price shall have been equal to or greater than the Book Value of the shares of Common with respect to which they relate (determined without giving effect to the exercise, exchange or conversion of such Common Stock Equivalents).

"Consolidated EBITDA" means, for any period, the net income of the Company and its Subsidiaries for such period taken as a single a counting period determined in conformity with GAAP, (A) plus (to the extent deducted in the calculation of net income and without duplication), (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv)  amortization expense, (v) all other non-cash charges, (vi) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring losses and (vii)  management fees paid, (B) minus (to the extent included in the calculation of net income and without duplication), (x) all non-cash gains, (y) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring gains, and (z) interest income, all as determined on a consolidated basis in accordance with GAAP; provided that the calculation of Consolidated EBITDA shall ignore any and all effects under purchase accounting of the Sale of the Company consummated on the date hereof.

"Disability" means Executive's inability, due to illness, accident, injury,

physical or mental incapacity or other disability, to carry out effectively Executive's duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating 20 days (whether or not consecutive) during each three month period for not less than six months, as determined by an independent physician.

"EBIT" means, for any period, the net income of the Company and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, (A) plus (to the extent deducted in the calculation of net income and without duplication), (i) interest expense, (ii) income tax expense, (iii) all other non-cash charges other than depreciation expense and amortization expense, and (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring losses, (B) minus (to the extent included in the calculation of net income and without duplication), (x) all non-cash gains, (y) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring gains, and (z) interest income, all as determined on a consolidated basis in accordance with GAAP.

"EBITDA" means the Consolidated EBITDA of the Company and its Subsidiaries for a particular fiscal year, derived from the Company's audited consolidated financial statements for such fiscal year certified by the Company's chief financial officer.

"Executive Securities" means the Common Securities, the Option Securities and the Preferred Securities.

"Fair Market Value" for each outstanding share of Common, means the market value as determined in good faith mutually by the Board and Executive; provided that if the parties cannot agree within 30 days, the Fair Market Value will be decided by a mutually acceptable independent investment bank, whose determination will be final and binding (whose fees and expense shall be paid one-half by the Company, up to a maximum of $25,000, and the rest by Executive); provided the parties are unable to agree on a mutually acceptable independent investment bank, the Holding Company and Executive shall each designate an investment bank and such investment banks shall choose the independent investment bank which shall determine Fair Market Value hereunder.

"GAAP" means generally accepted accounting principies as in effect in the United States, consistently applied.

"Good Reason Event" means (i) the relocation of the Company's executive offices more than 75 miles from its location on the date hereof, or (ii) a material reduction by the Company of Executive's employment responsibilities or compensation.

"Initial Public Offering" means the initial underwritten public offering registered under the Securities Act of shares of Common.

"Option Securities" means (i) the Option Shares which are issued and outstanding from time to time, and (ii) shares of the Holding Company issued with respect to the securities specified in clause (i) above by way of a share split, share dividend or other recapitalization; provided that Option Securities shall continue to be Option Securities in the hands of any holder other than Executive (except for the Holding Company and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Option Securities shall succeed to all rights and obligations attributable to Executive as a holder of Option Securities hereunder.

"Original Cost" means for each share of Common acquired by Executive, the amount per share paid by Executive to the Company as the purchase price or exercise price for such share of Common, as adjusted for any merger, consolidation, reclassification, stock split, reverse stock split, stock dividend or other similar transaction.

"Perm itted Transferee" has the meaning set forth in the Stockholders  Agreement.

"Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

"Preferred Securities" means (i) the shares of Preferred purchased hereunder which are issued and outstanding from time to time, (ii) any other shares of Preferred otherwise issued to, acquired by or held by Executive, and (iii) shares of the Holding Company issued with respect to the securities specified in clauses (i) or (ii) above by way of a share split, share dividend or other recapitalization; provided that Preferred Securities shall continue to be Preferred Securities in the hands of any holder other than Executive (except for the Holding Company and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Preferred Securities shall succeed to all rights and obligations attributable to Executive as a holder of Preferred Securities hereunder.

"Public Sale" means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

"Return on Net Assets" means, for any fiscal year, the quotient obtained by dividing (i) EBIT for such fiscal year, by (ii) the difference between (a) the sum of (w) Accounts Receivable plus (x) Inventory, plus (y) Prepaid Current Assets plus (z) Net Plant, Property and Equipment, and (b) the sum of (x) Accounts Payable, plus (y) Accrued Expenses. The terms "Accounts Receivable," "Inventory," "Prepaid Current Assets," "Net Plant, Property and Equipment," ''Accounts Payable" and "Accrued Expenses" shall refer to the. Company's consolidated Accounts Receivable, Inventory, Prepaid Current Assets, Net Plant, Property and Equipment, Accounts Payable and Accrued Expenses as of the end of such fiscal year, as determined in accordance with GAAP from the Company's audited consolidated financial statements for such fiscal year certified by the Company's chief financial officer.

"Sale of the Company" has the meaning set forth in the Stockholders Agreement.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Stockholders Agreement" means that Stockholders Agreement dated as of June 18, 2002, by and among the Holding Company and certain other parties thereto.

"Subsidiary" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association, or other business entity gains or losses, or is or controls the managing director or general partner (or Person having like authority) of such partnership, association or other business entity.

11. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the addresses indicated below:

If to Executive:

John Ryan_

6083 East Gateway Court_

Boise, ID 83716

If to the Company or the Holding Company:

c/o MWI Veterinary Supply Co.

2201 N. 20th Street

Nampa, ID 83687

Attn: President

Fax:

with copies (which shall not constitute notice to the Company or the Holding Company) to: Brockmann, Rosser Sherrill & Co., Inc.

156 East 56th Street, 29th Floor

New York, NY 10022

Attn: Bruce Brockmann

Brett Pertuz

Fax: (212) 521-3799

Kirkland & Ellis

153 East 53rd Street

New York, New York 10022

Attn: Eunu Chun, Esq. Fax: (212) 446-4900

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

12.General Provisions.

(a) Termination of Repurchase/Put Option

. The right of the Holding Company to exercise the Repurchase Option and the right of the Executive Parties to exercise the Put Option, in each case with respect to Common Securities and Preferred Securities but expressly excluding Option Securities, shall each expire on the earlier to occur of the (i) fifth annual anniversary of the date hereof, (ii) date of consummation of an Initial Public Offering, or (iii) date of consummation of a Sale of the Company.

(b) Severance

. If Executive's employment with the Company is terminated other than by the Company for Cause or pursuant to a voluntary termination by Executive which is not within 90 days of a Good Reason Event, then the Company shall continue to pay Executive at a rate equal to Executive's base salary at the time of such termination for a period of 12 months after such termination, provided that such payments shall be made pursuant to the Company's normal payroll practices and shall be subject to any required withholding. Notwithstanding the foregoing, the Company shall not be obligated to make such severance payments if the Company gives Executive written notice, within 15 days after the date of the termination of employment, that the Company has elected to waive the provisions of Sect on 8(a) hereof and thus not pay the severance described above.

(c) Transfers in Violation of Agreement. Any transfer or attempted transfer of any Executive Securities in violation of any provision of this Agreement shall be void, and the Holding Company shall not record such transfer on its books or treat any purported transferee of such Executive Securities as the owner of such shares for any purpose.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(e) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(f) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(g) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, the Holding Company and their respective successors and assigns (including subsequent holders of Executive Securities); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Securities hereunder.

(h) Choice of Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company, the Holding Company and Executive. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State ofNew York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Holding Company, the Company and Executive.

*****

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

MWI HOLDINGS, INC.

By:/s/ Mary Pat Thompson

Its: VP and CFO

/s/ John Ryan

John Ryan

MWI VETERINARY SUPPLY CO.

By:/s/Mary Pat Thompson

Its: VP and CFO